Exhibit 99.(6)(d)(3)

PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

The Board of Trustees of Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waivers

PGIM Investments LLC (the “Manager”) hereby agrees to cap expenses / reimburse certain expenses and/or waive a portion of its investment management fee as more particularly described and set forth for the Portfolios listed on Exhibit A hereto.

Very truly yours,

PGIM Investments LLC

By:	/s/ Timothy Cronin

Name:	Timothy S. Cronin
Title:	Senior Vice President

Exhibit A

Effective June 1, 2020

AST AB Global Bond Portfolio: The Manager has contractually agreed to waive 0.0156% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified without the prior approval of the Trust’s Board of Trustees.

AST Goldman Sachs Global Income Portfolio: The Manager has contractually agreed to waive 0.01% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified without the prior approval of the Trust’s Board of Trustees.

AST Wellington Management Global Bond Portfolio: The Manager has contractually agreed to waive 0.040% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified without the prior approval of the Trust’s Board of Trustees.